December 21, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
 We were previously the independent registered public accounting firm to ETFis Series Trust I. On August 9, 2017, we resigned.
We have read ETFis Series Trust I's statements included under Sub-Item 77K of its Form N-SAR, and we agree with such statements.



   Sincerely,

      BBD, LLP